EXHIBIT 10.1

SECOND AMENDMENT TO THE HOMEBANC MORTGAGE CORPORATION

401(K) RETIREMENT PLAN

THIS SECOND AMENDMENT TO THE HOMEBANC MORTGAGE CORPORATION 401(K) RETIREMENT PLAN (the “Plan”) is made effective on the date indicated below by HomeBanc Corp.

W I T N E S S E T H:

WHEREAS, the Plan was adopted effective May 1, 2000 and amended and restated effective April 1, 2005; and

WHEREAS, certain employees of HomeBanc Corp. and HomeBanc Mortgage Corporation will be terminated and be immediately rehired by a joint venture created between HomeBanc Mortgage Corporation and an unrelated third party (the “Joint Venture”);

WHEREAS, subsequent to their termination of their employment, these individuals will have their account balance transferred to the HMB Mortgage Partners LLC 401(k) Retirement Plan;

WHEREAS, HomeBanc Corp. desires to recognize services for eligibility and vesting purposes for those individuals who return to employment with HomeBanc Corp. or HomeBanc Mortgage Corporation following their transfer from and to a Joint Venture; and

WHEREAS, HomeBanc Corp. now desires to amend the Plan to provide for such transfers and for other reasons.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.

A new Appendix A is hereby added to the Plan as follows:

“APPENDIX A

TRANSFERS OF PARTICIPANTS BETWEEN THIS PLAN

AND THE HMB 401(k) PLAN

1.01

Background. From time to time, it is anticipated that a Participant in this Plan will transfer employment from an Employer to a Joint Venture employer. A Joint Venture employer is not part of the Employer’s controlled group of corporations. If the Joint Venture participates in the HMB 401(k) Plan, the provisions of this Appendix A shall apply and shall supersede any conflicting provisions in this Plan to the contrary.

1.02

Initial Joint Venture and Transfer of Employees. On July 10, 2006, certain employees of HomeBanc Corp. and/or HomeBanc Mortgage Corporation terminated employment and were immediately rehired by a joint venture between HomeBanc Mortgage Corporation and an unrelated third party. HomeBanc Mortgage Corporation owns less than 80% of this joint venture and accordingly, the joint venture is not part of the HomeBanc Mortgage Corporation controlled group. Prior to the transfer of employment, such individuals participated in this Plan. Subsequent to August 1, 2006, those individuals who did not previously request a distribution of their vested account balance from this Plan will have their account balance in this Plan transferred from the HomeBanc Plan to this Plan in a trustee to trustee transfer. The provisions of this Appendix A shall apply to the transfer of such account balances.

1.03

Subsequent Joint Ventures. It is anticipated that additional Joint Ventures shall be formed and Employees will be transferred from HomeBanc Corp., HomeBanc Mortgage Corporation or their affiliates to the Joint Venture. The provisions of this Appendix A shall apply to the transfer of such account balances.

1.04	Provisions Governing the Transfer of Employees
(a)

Transfers from the HomeBanc 401(k) Plan. An Eligible Employee who immediately prior to his or her employment by a Joint Venture was employed by HomeBanc Corp. or an Affiliated Employer and who participated in this Plan shall be known as a “HomeBanc Transferee.” A HomeBanc Transferee (other than as provided in Section 1.02) shall not be permitted to receive a distribution of his or her Account balance in this Plan. Instead, the assets and liabilities (including any plan loan) from this Plan attributable to a HomeBanc Transferee shall be transferred from the HomeBanc Plan to the HMB 401(k) Plan as determined by the plan administrator of each plan. All amounts transferred to the HMB 401(k) Plan shall become 100% immediately vested including amounts held in the Match Account and the Profit Sharing Account. All amounts transferred shall be subject to the terms and conditions of the HMB 401(k) Plan.

(b)

Transfers from the HMB 401(k) Plan to this Plan. An Eligible Employee who immediately prior to his or her employment by an Employer was employed by a Joint Venture or its affiliates and who participated in the HMB 401(k) Plan shall be known as a “Joint Venture Transferee.” The assets and liabilities (including any plan loan) from the HMB 401(k) Plan attributable to the Joint Venture Transferee shall be transferred from the HMB 401(k) Plan to this Plan as determined by the plan administrator of each plan. All amounts transferred shall be subject to the terms and conditions of this Plan.

(c)

Investments. The Plan shall accept trustee to trustee transfers from the HMB Mortgage Partners LLC 401(k) Retirement Plan. All amounts shall initially be invested in accordance with rules established by the Administrator.

(d)	Vesting. All amounts transferred from the HMB 401(k) Plan to this Plan shall remain 100% vested.
(e)

Plan Administration. The Administrator may take such action as is necessary to account for the amounts transferred from the HMB 401(k) Plan including, but not limited to, the establishment of sub-accounts as the Administrator deems appropriate.

(f)

Amendment. In addition to the amendment powers set forth in Section 13.02, the Board of Directors delegates to any senior officer of HomeBanc Corp. the right to approve and adopt, without approval of the Board of Directors, any amendment to this Appendix A.

1.05       Break in Service. A Participant who formerly participated in the Plan and who is reemployed by an Employer after having been employed by a Joint Venture shall participate in the Plan immediately upon reemployment (if the Participant is an Eligible Employee) and shall be treated as not having incurred a Break in Service as a result of his or her employment with the Joint Venture. In addition, Years of Service with a Joint Venture shall be recognized as Years of Service for purposes of this Plan.

1.06       Limitations on In-Service Distributions. Amounts transferred from the HMB 401(k) Plan to this Plan attributable to a Participant’s non-elective contributions (e.g., profit sharing contributions required by a safe harbor 401(k) plan) may not be distributed in hardship distribution under this Plan.

1.07	Definitions.
(a)

“Joint Venture” means a joint venture between (i) HomeBanc Mortgage Corporation or an Affiliated Employer and (ii) an unrelated third party in which HomeBanc Mortgage Corporation or an Affiliated Employer owns less than 80% of the joint venture and which joint venture participates in the HMB 401(k) Plan.

(b)	“HMB 401(k) Plan” means the HMB Mortgage Partners LLC 401(k) Retirement Plan sponsored by HMB Mortgage Partners LLC and established August 1, 2006.”

2.

Subsection 1.57(a) of the Plan is hereby amended by adding at the end of this subsection the following sentence:

“For purposes of this definition, amounts that are not available to a Participant in cash in lieu of group health coverage because the Employee is not able to certify that he or she has other health coverage shall be treated as amounts that were not includible in the gross income of such Participant by reason of Code section 125, or as “deemed section 125 compensation;” provided, however, that an amount is permitted to be treated as “deemed section 125 compensation” only if the Employer does not otherwise request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.”

3.

Subsection 3.09(b) of the Plan is hereby deleted and a new subsection 3.09(b) is replaced as follows:

“(b)

Correction of Excess Annual Additions. If for any Limitation Year, the amount to be allocated to a Participant’s Account exceeds the limitation described in subsection 3.09(a) (and for this purpose Employer Matching Contributions and Profit Sharing Contributions shall be deemed to be allocated after After-Tax Contributions and 401(k) Contributions), the excess will be disposed of as follows. First, if the Participant’s Annual Additions exceed the limitation described in subsection 3.09(a) as a result of (i) a reasonable error in estimating the Participant’s Compensation, (ii) a reasonable error in estimating the amount of After-Tax Contributions and 401(k) Contributions that the Participant could make under Code section 415 or (iii) other facts and circumstances that the Internal Revenue Service finds justifiable, the Fiduciary Committee may direct the Trustee to return to the Participant his After-Tax Contributions followed by his 401(k) Contributions for such Plan Year to the extent necessary to reduce the excess amount. Such returned After-Tax Contributions and 401(k) Contributions shall be ignored in performing the discrimination tests of section 3.08 of the Plan. Second, any excess annual additions (beginning with Employer Matching Contributions followed by Profit Sharing Contributions) still remaining after the return of After-Tax Contributions and 401(k) Contributions shall be reallocated as determined by the Fiduciary Committee among the Participants whose accounts have not exceeded the limit in the same proportion that the Compensation of each such Participant bears to the Compensation of all such Participants. If such reallocation would result in an addition to another Participant’s Account which exceeds the permitted limit, that excess shall likewise be reallocated among the Participants whose Accounts do not exceed the limit. However, if the allocation or reallocation of the excess amounts pursuant to these provisions causes the limitations of Code section 415 to be exceeded with respect to each Participant for the limitation year, then any such excess shall be held unallocated in a suspense account. If the suspense account is in existence at any time during a Limitation Year, other than the Limitation Year described in the preceding sentence, all amounts in the suspense account shall be allocated and reallocated to Participants’ Accounts (subject to the limitations of Code section 415) before any Contributions which would constitute annual additions may be made to the Plan for that limitation year.”

4.

Subsection 7.03(a) of the Plan is hereby deleted and a new subsection 7.03(a) is added as indicated below. The purpose of this amendment is to delete the third sentence to the former subsection 7.03(a).

“(a)       Restrictions. A Participant shall not be permitted to make a withdrawal unless he is employed by the Employer or an Affiliated Employer. The minimum withdrawal permitted under Plan sections 7.01 and 7.02 shall be $100 or, if less, the total value of the Participant’s vested Accounts available for a withdrawal. A Participant may not obtain more than two in-service withdrawals each under Plan section 7.01(a) and (b) in any Plan year.”

5.

Subsection 13.01(a) of the Plan is hereby deleted and a new subsection 13.01(a) is added as indicated below. The purpose of this amendment is to add a new sentence to the end of Section 13.01(a).

“(a)        Authority to Amend. The Board of Directors reserves the right at any time or from time to time, and for any reason, to modify, alter or amend, in whole or in part, any or all of the provisions of the Plan or its concomitant Trust agreement, prospectively or retroactively, if deemed necessary or appropriate, by a majority vote of its members at a meeting, by unanimous consent in lieu of a meeting, or in any other manner permissible under applicable state law. In addition, the Board of Directors in its sole discretion may delegate all or part of the authority to amend the Plan or its concomitant Trusts to an appropriate officer or officers of HomeBanc Corp. Specifically, the Board of Directors delegates to any senior officer of the Company the right to approve and adopt, without approval of the Board, any amendment required by law or necessary to maintain the tax qualified status of the Plan or any amendment that does not materially increase the costs associated with the Plan.”

6.

Section 13.02 of the Plan is hereby deleted and a new subsection 13.02 is added as indicated below. The purpose of this amendment is to clarify that a senior officer may act as the designee of the board of directors in certain specified occasions.

“13.02.	Additional Employers

(a)          Adoption of Plan. If any company is or becomes a subsidiary of or associated with HomeBanc Corp., the Board of Directors or its delegate (including any senior officer of HomeBanc Corp.) may authorize the employees of that subsidiary or associated company to participate in the Plan upon appropriate action by that company necessary to adopt the Plan. By adopting the Plan, such subsidiary or associated company shall be deemed to have delegated to the Board of Directors the sole authority to amend, merge or otherwise modify the Plan, except to the extent such authority has been delegated to an appropriate officer or officers of HomeBanc Corp. Such Employer’s employees shall be subject to the terms of the Plan; provided, however, that by a written addendum to the Plan certain employees employed in one or more specified divisions, plants, locations or other identifiable employee groups may be excluded from participation in the Plan; and provided, further, that the terms and provisions of the Plan with respect to such employees may be modified or supplemented as described in such written addendum.

(b)          Termination of Participation. Each Employer reserves the right to terminate its participation in the Plan prospectively or to prospectively discontinue accruals under the Plan with respect to its otherwise eligible employees by action of its board of directors and in accordance with applicable law. Further, with the consent of the Board of Directors, or its delegate, any entity participating in the Plan may, by action of its board of directors, withdraw from the Plan by giving six months’ advance notice of its intention to the Administrator, unless a shorter notice period shall be agreed to in writing by the Board of Directors, or its delegate. The withdrawal of an Employer shall be effected in accordance with such terms and conditions as may be agreed upon by the Board of Directors, or its delegate, and the withdrawing Employer under applicable law. Should the Board of Directors or its delegate, and the withdrawing Employer not reach agreement, the accrued benefits of affected Participants shall continue to be held under the Plan until distributed. For purposes of this Section 13.02, the Board designates any senior officer of the Company as its delegate.”

7.

The provisions of this Amendment shall be effective August 30, 2006.

IN WITNESS WHEREOF, the Board of Directors of HomeBanc Corp. has caused this Second Amendment to be duly executed as of the day and year first above written.

HOMEBANC CORP.

By: /s/ CHARLES W. MCGUIRE Its: Executive Vice President, General Counsel and Secretary